Reo

LB-UBS Commercial Mortgage Trust 2000 - C5
REO STATUS REPORT
AS OF 12-11-2001

Loss
								Total		Other						Cap		Value	Appraisal	using		Total
					Sq Ft	Paid	Scheduled	P&I	Total	Advances		Curent		LTM	LTM	Rate		using	BPO or	92%	Estimated	Appraisal		REO	Pending
Prospectus	Property	Property			or	Thru	Loan	Advances	Expenses	(Taxes &	Total	Monthly	Maturity	NOI	NOI/	Asign	Valuation	NOI &	Internal	Appr. Or	Recovery	Reduction	Transfer	Acquisition	Resolution
ID	Name	Type	City	State	Units	Date	Balance	To Date	To Date	Escrow)	Exposure	P&I	Date	Date	DSC	***	Date	Cap Rate	Value**	BPO	%	Realized	Date	Date	Date	Comments

Nothing to Report

Last Updated on 10/8/02
By LSancho